Exhibit 16.1

June 3, 2020

Securities and Exchange Commission

100F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 3, 2020, of Sunworks, Inc. (the “Company”) and we agree with the statements relating only to Liggett & Webb P.A. contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ Liggett & Webb, P.A.